Exhibit 10.4

List of Holders

Purchaser	Subscription Amount
GEM Partners, L.P.	$400,000
Jeffrey L. Parker	$100,000
Paul A. Rosenbaum	$100,000
Lewis H. Titterton	$100,000
Stacie P. Wilf	$100,000
Forrest John Bahl	$50,000
Tucochan LLC	$50,000